FOR IMMEDIATE RELEASE

THE X-CHANGE CORPORATION CLOSES ON SECOND $1.8 MILLION TRANCHE OF $3.6 MILLION FINANCING

DALLAS, July 15, 2008 — The X-Change Corporation (OTCBB: XCHC), through its wholly owned subsidiary, AirGATE Technologies, Inc., announced today it has closed on the second $1.8 million tranche of the $3.6 million financing commitment. In exchange for this $1.8 million, the Company issued promissory notes, convertible into the Company’s common stock at $0.07 per share, and common stock warrants. The first $1.8 million tranche was received based upon the Company’s achievement of a delivery milestone for a down-hole tool for measuring length, direction and other characteristics of down-hole fractures and formations. The closing of the second $1.8 million financing tranche is for the development and production of SAW (Surface Acoustic Wave) technology for tagging above and below ground oil and gas assets and general corporate use.

The transaction with Samson Investment Company, Ironman PI Fund (QP), LP and John Thomas Bridge and Opportunity Fund enables the Company to expand AirGATE Technologies’ sales and operations in order to fulfill its existing and new contracts and to meet the growing demand for AirGATE’s products and services. The funding also increases AirGATE’s presence in the oil and gas industry as AirGATE delivers its down-hole system for tagging drill pipe and other additional oil and gas applications.

About X-Change Corporation

X-Change Corporation, through its wholly owned subsidiary, AirGATE Technologies, Inc. is a leading end-to-end solution-based company specialized in designing, manufacturing and commercializing applicable wireless and other technologies delivering to the oil and gas industry. AirGATE supports small, medium and large enterprises. Please visit www.airgatetech.com for further information.

About Samson Investment Company

Samson Investment Company is a privately held exploration and production company headquartered in Tulsa, Oklahoma, U.S.A. with International and Offshore Divisions located in Houston, Texas. Samson Investment Company is one of the top 20 independent exploration and production companies based in the United States, with current operations in the United States and Canada.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our ability to continue to raise capital, our dependence on strategic relationships with key suppliers and customers, our business model’s dependence on widespread acceptance of wireless and RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward-looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation’s investor relations web page at http://www.airgatetech.com/x-change/, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.

CONTACT: X-Change Corporation, 972-747-0051 Marketing and Public Relations